Exhibit 7

Ratio of earnings to fixed charges (unaudited)

Consolidated ratios of earnings to fixed charges calculated in accordance with UK GAAP and US GAAP for the 15 months ended December 31, 2003, for the three months ended December 31, 2002 and 12 months ended December 31, 2003, and the years ended September 30, 2002, 2001, 2000 and 1999 are as follows.

				Year ended September 30
	Three months ended December 31,	12 months ended December 31,	15 months ended December 31,
	2002	2003	2003	2002	2001	2000	1999
UK GAAP	8.9	(a)	(a)	2.0	2.4	2.1	1.5
US GAAP	8.0	(b)	1.1	2.2	2.1	1.7	(b)

(a)	Earnings calculated under UK GAAP were insufficient to cover fixed charges as follows:

	12 months ended December 31, 2003	£90 million

	15 months ended December 31, 2003	£35 million

(b)	Earnings calculated under US GAAP were insufficient to cover fixed charges as follows:

	12 months ended December 31, 2003	£33 million

	Year ended September 30, 1999	£13 million

The ratio of earnings to fixed charges was computed by dividing the amount of earnings by the amount of fixed charges. Earnings were calculated by adding:

•      consolidated income from continuing operations before taxes on income;

•      dividend income receivable from associated companies less than 50% owned; and

•      fixed charges;

and then deducting:

•      share of pre-tax income of companies less than 50% owned and

•      the pre-tax value of preferred share dividends payable by our subsidiaries.

Fixed charges are calculated by adding interest on all indebtedness and amortization of debt issues, and the element of rental expense which was deemed to be representative of interest.

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	15 months ended December 31, 2003			Three months ended December 31, 2002			12 months ended December 31, 2003

		Adjustments			Adjustments			Adjustments
		from UK to			from UK to			from UK to
	UK GAAP	US GAAP	US GAAP	UK GAAP	US GAAP	US GAAP	UK GAAP	US GAAP	US GAAP

Income from continuing operations before income taxes	(35)	51	16	55	(6)	49	(90)	57	(33)

Add/(deduct):
Fixed charges	182	–	182	7	–	7	175	–	175

Earnings	147	51	198	62	(6)	56	85	57	142

Fixed charges:
Interest expense	160	–	160	2	–	2	158	–	158
Estimate of interest with rent expense	22	–	22	5	–	5	17	–	17

Total fixed charges	182	–	182	7	–	7	175	–	175

Ratio of earnings to fixed charges	–		1.1	8.9		8.0	–		–

Deficiency in £	35		–	–		–	90		33

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	Year ended September 30

		1999			2000			2001			2002

		Adjustments from UK to US GAAP			Adjustments from UK to US GAAP			Adjustments from UK to US GAAP			Adjustments from UK to US GAAP

	UK GAAP		US GAAP	UK GAAP		US GAAP	UK GAAP		US GAAP	UK GAAP		US GAAP

Income from continuing operations before income taxes	114	(124)	(10)	280	(106)	174	383	(84)	299	191	44	235
Less: Income related to equity method investees	(6)	–	(6)	(1)	–	(1)	–	–	–	–	–	–
Add/(deduct):
Fixed charges	211	–	211	257	–	257	283	–	283	196	–	196
Distributed income of equity method investees	3	–	3	–	–	–	–	–	–	–	–	–

Earnings	322	(124)	198	536	(106)	430	666	(84)	582	387	44	431

Fixed charges:Interest expense	188	–	188	209	–	209	224	–	224	176	–	176
Estimate of interest with rent expense	23	–	23	48	–	48	59	–	59	20	–	20

Total fixed charges	211	–	211	257	–	257	283	–	283	196	–	196

Ratio of earnings to fixed charges	1.5		–	2.1		1.7	2.4		2.1	2.0		2.2

Deficiency in £	–		(13)	–		–	–		–	–		–